EXHIBIT 99.1

Press Release

FOR IMMEDIATE RELEASE

May 1, 2006

For more information contact:

Richard L. Browdy, President
(954) 776-2332 or rlbrowdy@optimumbank.com

Albert J. Finch, Chairman of the Board

(954) 776-2332 or ajfinch@optimumbank.com

OptimumBank Holdings Declares 5% Stock Dividend

Fort Lauderdale, FL.  (May 1, 2006).  OptimumBank Holdings, Inc. (NASDAQ: OPHC) (the “Company”), the bank holding company for OptimumBank, today announced that its Board of Directors, at their April 27 meeting, approved a 5% stock dividend on the Company’s common stock. The stock dividend is payable on June 11, 2006 to shareholders of record as of May 11, 2006.

Albert J. Finch, Chairman of the Board and Chief Executive Officer said, “We believe that our shareholders stand to benefit over time from the increased liquidity that this stock dividend is intended to provide.”

The dividend will increase the number of common shares outstanding to 2,815,864 from 2,681,775.  In a stock dividend, shareholders receive shares of common stock and cash in lieu of fractional shares.

OptimumBank offers retail banking, commercial banking and real estate lending services and products to individuals and businesses in Broward, Dade, and Palm Beach Counties.  OptimumBank   also offers internet banking services through its “OptiNet” internet banking website, located at www.optimumbank.com.

Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest- rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions, joint ventures and alliance opportunities; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors included in the Company’s filings with the Securities and Exchange Commission, available free via EDGAR. The Company assumes no responsibility to update forward- looking statements.

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2477 East Commercial Boulevard, Fort Lauderdale, Florida  33308

E-Mail: rlbrowdy@optimumbank.com

Phone: (954) 776-2332                 Toll-Free (888) 991-BANK                      Fax: (954) 776-2281